Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Announces a $2.00 Per Share Special Cash Dividend

PITTSBURGH, PA – November 29, 2012 - Mastech Holdings, Inc. (NYSE MKT: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today that its Board of Directors has declared a special one-time cash dividend of $2.00 per share of common stock, payable on December 21, 2012 to shareholders of record at the close of December 20, 2012.

As a result of the Board’s review of the Company’s current financial position and business outlook, the Board determined that the payment of a special dividend was in the best interest of the Company and its shareholders.

Commenting on the Board’s decision to declare this special dividend, Kevin Horner, Mastech’s Chief Executive Officer stated, “We are very pleased to be in a position to pay this dividend to our shareholders and are comfortable that the Company continues to have adequate capital resources to meet its business needs.”

About Mastech Holdings, Inc.:

Leveraging the power of 25 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2011.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497